Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Piedmont Community Bank Holdings, Inc.

Raleigh, North Carolina

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2014, with respect to the consolidated balance sheets of Piedmont Community Bank Holdings, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2013 and 2012.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

July 3, 2014